EXHIBIT 99.1

Damon Elder
delder@ahinvestors.com
(949) 270-9207

Griffin-American Healthcare REIT III Completes Acquisitions Totaling More Than $350 Million During 1Q15

IRVINE, Calif. (April 1, 2015) - American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT completed the acquisition of 18 healthcare properties in 11 states, as well as a collateralized debt instrument, for an aggregate purchase price of $353.7 million during the first quarter of 2015. The acquisitions were comprised of 14 medical office buildings, three senior housing facilities, a surgical hospital and the aforementioned collateralized debt instrument.
“Griffin-American Healthcare REIT III remained very active on the acquisition front during the first quarter of the year, adding a diverse collection of healthcare properties to our rapidly growing portfolio,” said Danny Prosky, president, chief operating officer and one of the largest stockholders of the REIT. “In just six months’ time, we have grown from approximately $41 million worth of assets to more than $631 million1 with a robust pipeline of acquisitions on the horizon.”

Additionally, the REIT has announced that it has executed letters of intent and/or purchase and sale agreements to acquire 30 additional healthcare-related buildings for an aggregate purchase price of approximately $509 million. These pending acquisitions are subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreements.

Griffin-American Healthcare REIT III’s First Quarter 2015 acquisitions include:

Orange Star Medical Portfolio - Durango, Colorado; Friendswood, Wharton and Keller, Texas
Orange Star Medical Portfolio is a five building collection of healthcare facilities comprised of four medical office buildings and one surgical hospital located in Durango, Colorado and the suburbs of Dallas and Houston, Texas. The approximately 183,000-square-foot portfolio is currently 96.8 percent leased to 27 tenants, including Memorial Hermann Health System and Texas Health Resources.

Orange Star Medical Portfolio was acquired directly from Caddis Partners, an unaffiliated third party.

North Carolina Assisted Living Portfolio - North Raleigh and Mooresville, North Carolina
Consisting of approximately 77,000 square feet of senior housing space and comprised of 192 licensed beds among 124 units, the North Raleigh and Mooresville buildings are the first two facilities acquired comprising the five facility North Carolina Assisted Living Portfolio. Located in North Raleigh and Mooresville, North Carolina, both buildings were built in 2013 and are operated by Carillon Assisted Living, LLC under a 15-year absolute net lease with two 10-year renewal options. Carillon provides assisted living and Alzheimer’s care services in North Carolina through nineteen licensed facilities comprised of 1,888 beds and 1,162 units.

North Carolina Assisted Living Portfolio was acquired from Carillon, an unaffiliated third party represented by Jason Ficken and Greg Throckmorton of Quadriga Partners.

Kingwood Medical Office Building Portfolio - Kingwood, Texas
Kingwood MOB Portfolio is comprised of two medical office buildings totaling approximately 43,000 square feet located adjacent to the 278-bed Kingwood Medical Center to the northwest and the Memorial Hermann Kingwood Surgical Hospital to the southwest in the Houston suburb of Kingwood, Texas. The portfolio is 100 percent leased to Millennium Physicians Association and Greater Houston Physicians Medical Association via triple net leases through March 2027 and December 2019, respectively.

Kingwood Medical Office Building Portfolio was acquired directly from CKO Properties, LP and Houston Physician Real Estate Investments, LP, both unaffiliated third parties.

King of Prussia PA Medical Office Building - King of Prussia, Pennsylvania
Built in 1946 with a comprehensive renovation in 2000, the 73,000-square-foot King of Prussia PA Medical Office Building is currently 95 percent leased to 15 tenants, including The Philadelphia Hand Center and Main Line Spine, which occupy approximately 59 percent of the building’s combined rentable space. The building is located in Pennsylvania's thriving "Main Line" region, comprised of the townships of Lower Merion, Radnor and Tredyffrin, along Interstate 76, one of the nation's wealthiest areas, with 2013 average household income in excess of $118,000, per 2013 U.S. Census Bureau data.

King of Prussia PA MOB was acquired from Merion Building Associates, L.P., an unaffiliated third party represented by Brett Segal of Newmark Grubb Knight Frank.

Mt. Juliet TN Medical Office Building - Mount Juliet, Tennessee
Built in 2012, the three-story, 46,000-square-foot Mt. Juliet TN Medical Office Building is located in the Nashville suburb of Mount Juliet, one of Tennessee’s fastest growing cities since 2000. The 100 percent leased medical office building is occupied by six tenants, the largest of which are Snodgrass-King Pediatric Dental Associates and Tennessee Sports Medicine, which lease approximately 55 percent of the building through October 2022 and March 2023, respectively. The 196-bed Tristar Summit Medical Center is located approximately 5 miles to the west of Mt. Juliet TN Medical Office Building while the 245-bed University Medical Center lies approximately 14 miles to the east.

Mt. Juliet TN Medical Office Building was acquired from Providence West Medical Center, LLC, an unaffiliated third party represented by Joe Massa of Colliers International.

Homewood AL Medical Office Building - Homewood, Alabama
Homewood AL Medical Office Building is located on the campus of Brookwood Medical Center, a 631-bed hospital in the Birmingham suburb of Homewood, Alabama. Built in 2010, the single-story, approximately 28,000-square-foot medical office building is 100 percent leased to D-1 Sports via a 15-year absolute net lease with two five-year renewal options and 2.5 percent annual rent escalations.

Homewood Medical Office Building was acquired from WB Sports of Birmingham, LLC, an unaffiliated third party represented by Doug Connell of Clinical Property Advisors.

Springdale Assisted Living Facility - Springdale, Arkansas
Springdale Assisted Living Facility is a one-story, approximately 51,000-square-foot senior housing facility comprised of 76 units in the growing city of Springdale in northwestern Arkansas. The acquisition of Springdale completes the purchase of the three-building Delta Valley Assisted Living Portfolio. In September 2014, Griffin-American Healthcare REIT III closed on the acquisition of the other two components of the portfolio, located in Batesville and Cleveland, Mississippi. The portfolio is 100 percent master leased to Providence Management LLC under a 15-year absolute net lease with two 10-year renewal options. Providence operates a portfolio of six purpose-built assisted living facilities located primarily in Mississippi.

Springdale Assisted Living Facility was acquired from Providence Management LLC, an unaffiliated third party represented by Dan Revie of Ziegler and Companies Inc.

Independence Medical Office Building Portfolio - New York (Bronx), New York; Verona & Morristown, New Jersey; Somerville, Massachusetts; and Southgate, Kentucky.
The five-building, approximately 461,000-square-foot Independence Medical Office Buildng Portfolio is currently 85 percent leased to 79 tenants in New York City (Bronx); the New York suburbs of Verona and Morristown, New Jersey; the Boston suburb of Somerville, Massachusetts; and Southgate, Kentucky, located three miles south of Cincinnati across the Ohio River. Major healthcare providers associated with the portfolio include: Harvard Vanguard Medical Associates, Montefiore Health System, Hackensack University Medical Center Mountainside Hospital, Atlantic Health System and St. Elizabeth Healthcare.

Independence Medical Office Building Portfolio was acquired from Kadima Medical Properties LLC, an unaffiliated third party represented by Steve Hall of HealthAmerica Realty Group.

Griffin-American Healthcare REIT III completed the acquisitions using cash-on-hand, as well as the assumption of an existing loan totaling approximately $10 million tied to King of Prussia PA Medical Office Building. Including these acquisitions, the Griffin-American Healthcare REIT III portfolio is comprised of 42 medical office buildings, hospitals, senior housing facilities and a collateralized debt instrument valued in excess of $631.4 million, based on aggregate purchase price.

1 Based on aggregate purchase price of real estate and real estate-related investments as of April 1, 2015.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, senior housing, skilled nursing and hospitals. The managing directors of American Healthcare Investors are nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $22 billion in aggregate acquisition and disposition transactions during their careers, approximately $12 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $25 billion in value, Griffin Capital and affiliates have acquired or constructed over 33.7 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 29 million square feet located in 33 states and 1 million square feet located in the United Kingdom, representing approximately $6.7 billion in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.
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This release contains certain forward-looking statements, including statements with respect to the company’s rapidly growing portfolio, its ability to maintain a robust pipeline of acquisitions and its ability to consummate the acquisition of properties currently under letters of intent and/or agreements to purchase. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the satisfactory completion of due diligence and other requirements to complete the acquisitions; the company’s ability to raise or secure sufficient financing to fund its anticipated acquisitions; uncertainties relating to the availability of healthcare-related real estate for acquisition and the diversity of such assets; uncertainties regarding changes in the healthcare industry and healthcare legislation; and other risk factors as outlined in the company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements.  We undertake no obligation to update any such statements that may become untrue because of subsequent events.